           June 22, 2004

Mr. Vittorio Lara
Institutional Shareholder Services Inc.
2099 Gaither Road, Suite 501
Rockville, MD 20850

           Re:      Cedar Shopping Centers, Inc. - Adjourned Annual Meeting/Proxy Votes

Dear Mr. Lara:

Further to our telephone messages exchanged earlier today, the following is respectfully submitted in support of our request that you consider amending your recommendations to your subscribers who are shareholders in our Company in connection with voting of their respective proxies at the Annual Meeting of our Company held on June 15 of this year and adjourned until June 29. Specifically, we would be grateful for reconsideration of your recommendations for a negative vote with respect to Item 2 (approval of the 2004 Stock Incentive Plan), and with respect to re-election of Richard Homburg as a member of the Board of Directors (a part of Item 1 on the Proxy).

Item 2 - the "2004 Stock Incentive Plan"

The Company has had in effect to date, the 1998 Stock Option Plan, as amended in 2003, pursuant to which the Company was authorized to issue options to purchase up to 2 million shares. To date, fewer than 100,000 options have been granted under that plan.

The maximum number of shares of common stock that the Company may issue pursuant to the 2004 Stock Incentive Plan is 850,000 shares (not more than 250,000 shares may be issued during any calendar year). No shares have been issued to date. Only the issuance of certain shares to members of the Board who are not employees of the Company has been contemplated under the Plan during 2004.

This letter will confirm to you that management of Cedar Shopping Centers, Inc. will make a presentation to its Compensation Committee at its next meeting recommending (i) that the 1998 Stock Option Plan be terminated effective immediately; (ii) that the Company not issue any new options or shares until such Plan is terminated; and (iii) that the 2004 Stock Incentive Plan will be amended as follows:

•	We will not modify or substitute outstanding options or shares to effect any re-pricing or replacement of underwater options, without shareholder approval.

•	We will not grant options which are exercisable at a price below fair market value.

•	All restricted shares and similar stock awards will require a minimum vesting of three years if time-based and one year for performance-based. This requirement cannot be accelerated or waived, except for death, disability, retirement, change of control or similar events.

•	Without shareholder approval, we will not effectuate any amendments to the Plan if the amendment increases benefits to participants, or increases the number of shares or modifies eligibility requirements.

It was not intended that the new 2004 Stock Incentive Plan in fact be in addition to the existing Stock Option Plan. Rather, the Company contemplated that there would be no additional stock options granted under the pre-existing plan. As indicated above, we will now terminate the old Plan and amend the new Plan to eliminate the possibility of re-pricing, etc.

We hope and trust that this will meet with your approval.

Item 1 - Re-election of Richard Homburg

Richard Homburg is one of the most outstanding members of our Board of Directors. He has enormous experience, acumen and ability ideally suited to deliberations of our Board of Directors. Management has had the good fortune of being able to call on Richard Homburg’s experience and knowledge on many occasions other than formal Board meetings. Mr. Homburg, among his many other qualifications, as CEO of Uni-Invest N.V., grew a Netherlands public company from approximately 50 million Guilders to more than 3 billion Guilders in ten years. He has also acquired a controlling interest in a real estate company listed on the Toronto Stock Exchange. The value of his insights into public securities markets and his access to major international financial institutions is manifest.

Mr. Homburg, a resident of Amsterdam, the Netherlands, and of Nova Scotia, Canada, indeed did not attend three of the seven Board meetings held by the Company. One of the subsequent Board meetings in fact attended by Mr. Homburg was intended to deal with the matters discussed at the prior Board meeting which Mr. Homburg was not able to attend. For the other meetings, Mr. Homburg was available for telephone conferencing, but the nature of the matters discussed, being generally perfunctory, or involving matters such as real estate proposals not requiring Board action, did not wind up requiring Mr. Homburg's attendance.

Mr. Homburg, who was personally present at the June 15 Meeting of Shareholders and Meeting of Directors, expects to be fully available during the current year and fully to perform his duties as director and to attend all meetings of the Board. I, in turn, will be sure to include Mr. Homburg on telephone conference calls if he is not in fact physically present. Mr. Homburg has meant, and will continue to mean, a great deal to the deliberations of the Board.

It would be highly unusual and, in our view, extremely damaging, if Mr. Homburg were not re-elected as a member of our Board.

We would be grateful if, based on the foregoing, you would indeed consider a recommendation to our shareholders who subscribe to your services to vote their proxies in favor of management’s recommendations on the two matters included in Items 1 and 2 of the proxies as described above. As the Annual Meeting, originally called for June 15, was adjourned to June 29, your attention to these matters at your earliest opportunity would be very much appreciated.

If, in the meantime, you should have any questions, or should desire any additional information, please do not hesitate to call the undersigned at (516) 944-4525 (my direct line).

Yours sincerely, Leo S. Ullman

LSU:vg

cc:      Martin Neidell, Esq.